FOR IMMEDIATE RELEASE

Date:	July 21, 2014
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – July 21, 2014 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the six-month period ended June 30, 2014. Sierra Bancorp recognized net income of $4.237 million for the second quarter of 2014, an improvement of 12% relative to net income in the second quarter of 2013. The increase is largely the result of higher net interest income, a lower loan loss provision, and investment gains realized in 2014. Those favorable variances were partially offset by a drop in deposit service charge income and higher costs resulting from our recent core software conversion. The Company’s return on average assets was 1.16% in the second quarter of 2014, up from 1.09% in the second quarter of 2013. Return on average equity also increased to 9.13% in the second quarter of 2014 from 8.62% in the second quarter of 2013, and diluted earnings per share increased to $0.30 from $0.27. For the first six months of 2014 the Company recognized net income of $8.036 million, which represents an increase of 31% relative to the same period in 2013. In addition to the factors affecting the quarterly results, the year-to-date comparison was impacted by a relatively large net gain on the sale of foreclosed assets in 2014. The Company’s financial performance metrics for the first six months of 2014 include an annualized return on average equity of 8.75%, a return on average assets of 1.12%, and diluted earnings per share of $0.56.

Total assets were up $88 million, or 6%, in the first six months of 2014, due to net growth of $90 million in gross loan balances and a $35 million increase in investment securities, partially offset by a lower level of cash and due from banks and other assets. Loan volume was favorably impacted by the purchase of $33 million in residential mortgage loans in March, along with substantial second quarter growth in agricultural real estate loans and mortgage warehouse loans. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by $12 million, or 26%, during the first half. Total deposits increased $72 million, or 6%, in the first half of 2014, as a result of strong growth in core non-maturity deposits.

“We’re pleased to report an increase in net income, strong loan and deposit growth, and a substantial reduction in nonperforming assets,” commented James C. Holly, Chief Executive Officer. “Continued improvement in our financial results and the potential inherent in our recently-announced acquisition of Santa Clara Valley Bank has generated an increased level of energy and excitement within the Bank, and we hope to sustain that enthusiasm going forward,” added Holly.

Sierra Bancorp Financial Results

July 21, 2014

Financial Highlights

Net income increased by $438,000, or 12%, for the second quarter of 2014 relative to the second quarter of 2013, and was up $1.904 million, or 31%, for the first half of 2014 relative to the first half of 2013. The increase in net income was due in part to net interest income, which was up by $675,000, or 5%, for the comparative quarters and by $1.048 million, or 4%, for the comparative year-to-date periods. Net interest income includes non-recurring income such as net interest recoveries on non-accrual loans and prepayment penalties, which totaled approximately $280,000 for the second quarter of 2014 and $288,000 for the first six months of 2014. Despite the favorable impact of those items, our net interest margin reflects a slight decline for the quarterly comparison due primarily to the highly competitive environment for quality loans. Having a positive impact on net interest income were increases in average interest-earning assets totaling $82 million for the quarterly comparison and $58 million for the year-to-date comparison. Another significant factor in the Company’s results of operations in 2014 was the loan loss provision, which was reduced by $250,000, or 56%, in the second quarter of 2014 relative to the second quarter of 2013, and was down $1.700 million, or 83%, for the comparative six-month periods.

Total non-interest income was about the same for the quarterly comparison, but fell by $413,000, or 5%, for the year-to-date comparison. The largest component of non-interest income, service charges on deposit accounts, declined by about 8% for both the second quarter and the first half due in large part to lower overdraft income. Bank-owned life insurance (BOLI) income increased by $86,000, or 27%, for the second quarter but fell by $136,000, or 17%, for the first half of 2014 due primarily to fluctuations in income on BOLI associated with deferred compensation plans. We realized $183,000 in gains on the sale of investments in the second quarter of 2014 and $287,000 in gains during the first half of 2014, relative to no investment gains in the second quarter of 2013 and only $6,000 in gains for the first half of 2013. Other non-interest income was down $97,000, or 7%, for the comparative quarters and declined $195,000, or 6%, for the comparative six-month periods, as the result of higher pass-through costs associated with our low-income housing tax credit investments in the second quarter of 2014 and, for the year-to-date comparison, a $100,000 non-recurring signing incentive received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013.

Total non-interest expense increased by $291,000, or 3%, for the comparative quarters, but fell by $802,000, or 4%, for the year-to-date comparison. The largest component of non-interest expense, salaries and benefits, fell by $75,000, or 1%, for the quarterly comparison, but was about the same for the comparative year-to-date results. The greatest favorable impact on compensation expense came from a higher level of deferred salaries directly related to successful loan originations. For the quarter this was partially offset by higher deferred compensation plan expense accruals related to the aforementioned increase in BOLI income, while the first half of the year was negatively impacted by a non-recurring increase in overtime costs related to our core conversion. Occupancy expense was lower in 2014 due to lower depreciation expense on furniture and equipment, despite additional expenses resulting from our rebranding project and our information technology network upgrade. Other non-interest expenses increased by $430,000, or 12%, in the second quarter of 2014, but reflect a drop of $682,000, or 8%, for the first six months of the year. The increase in the second quarter is centered in costs associated with our core banking software conversion, and also includes an increase in marketing costs due in part to our recent rebranding effort. The reduction for the first six months was driven by a drop of $1.178 million in net costs associated with foreclosed assets, due primarily to a non-recurring net gain of $842,000 on the sale foreclosed assets in the first half of 2014 relative to a net loss of $307,000 on the sale of foreclosed assets in the first half of 2013. A drop in both internal review costs and legal costs favorably impacted the comparative results for the second quarter and the first six months.

The Company’s provision for income taxes was 26.4% of pre-tax income in the second quarter of 2014, relative to 25.9% in the second quarter of 2013. For the first six months, the Company’s book tax rate was 25.6% in 2014 relative to 20.0% in 2013. The higher tax provisioning in 2014 is primarily the result of an increase in taxable income relative to the Company’s available tax credits. Taxable income excludes income associated with bank-owned life insurance and municipal investments. Tax credits arise from our investments in low-income housing tax credit funds, as well as certain hiring tax credits.

Sierra Bancorp Financial Results

July 21, 2014

Balance sheet changes during the six months ended June 30, 2014 include an increase in total assets of $88 million, or 6%, due to growth in loans and investments net of reductions in foreclosed assets and balances due from banks. Gross loans increased by $90 million, or 11%, due to the purchase of $33 million in residential mortgage loans in the first quarter of 2014 and strong growth in agricultural mortgage loans and mortgage warehouse loans in the second quarter. Reclassifications made in the course of our core conversion contributed to the increase in real estate loans and the drop in commercial loans. Investment balances were up $35 million, or 8%, due primarily to the purchase of mortgage-backed securities as we deployed excess liquidity. Cash and due from banks was down $29 million, or 37%, due mainly to a lower balance of excess interest-earning funds held in our Federal Reserve Bank account.

Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $12 million, or 26%, during the first six months of 2014, with much of the decrease coming in the second quarter subsequent to the sale of about $6 million in nonperforming loans. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 3.76% at June 30, 2014, compared to 5.62% at December 31, 2013. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $13 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of June 30, 2014, a reduction of about $2 million relative to TDRs at December 31, 2013.

The Company’s allowance for loan and lease losses was $11.6 million as of June 30, 2014, down very slightly from the balance at December 31, 2013. Net loans charged off against the allowance totaled only $392,000 in the first half of 2014 compared to $3.743 million in the first half of 2013. Due to loan growth the overall allowance declined as a percentage of total loans, to 1.30% at June 30, 2014 from 1.45% at December 31, 2013. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2014, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $72 million, or 6%, during the six months ended June 30, 2014. Core non-maturity deposits were up $80 million, or 9%, although some of the increase appears to be seasonal. There were also significant changes in the composition of deposits, due in part to the transition of approximately $40 million in non-interest bearing demand deposits into interest-bearing transaction accounts during the course of our core conversion. Growth in non-maturity deposits was partially offset by the runoff of $6 million in customer time deposits and a $2 million reduction in brokered deposits.

Total capital increased by $5.2 million, or 3%, to $187 million at June 30, 2014. The increase resulted primarily from an increase in retained earnings, net of the impact of the Company’s repurchase of 270,100 shares in the first half of 2014 (including 191,460 shares repurchased during the second quarter). At June 30, 2014, we had 429,900 shares remaining for repurchase out of the 700,000 shares authorized under the current program. Risk-based capital ratios, while still robust, dropped slightly during the first half due to an increase in risk-adjusted assets. At June 30, 2014, our total risk-based capital ratio was 20.1%, our tier 1 risk-based capital ratio was 18.9%, and our tier 1 leverage ratio was 13.9%.

Sierra Bancorp Financial Results

July 21, 2014

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center. As announced on July 17, 2014, the Company has entered into a definitive agreement to acquire Santa Clara Valley Bank which has $128 million in assets and maintains branches in Santa Paula, Santa Clarita, and Fillmore, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 21, 2014

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Interest Income	$13,682	$13,090	4.5%	$26,634	$25,806	3.2%
Interest Expense	732	815	-10.2%	1,469	1,689	-13.0%
Net Interest Income	12,950	12,275	5.5%	25,165	24,117	4.3%

Provision for Loan & Lease Losses	200	450	-55.6%	350	2,050	-82.9%
Net Int after Provision	12,750	11,825	7.8%	24,815	22,067	12.5%

Service Charges	2,039	2,215	-7.9%	3,925	4,288	-8.5%
BOLI Income	403	317	27.1%	688	824	-16.5%
Gain (Loss) on Investments	183	-	100.0%	287	6	4683.3%
Other Non-Interest Income	1,393	1,490	-6.5%	2,825	3,020	-6.5%
Total Non-Interest Income	4,018	4,022	-0.1%	7,725	8,138	-5.1%

Salaries & Benefits	5,328	5,403	-1.4%	11,313	11,323	-0.1%
Occupancy Expense	1,532	1,596	-4.0%	3,037	3,147	-3.5%
Other Non-Interest Expenses	4,148	3,718	11.6%	7,386	8,068	-8.5%
Total Non-Interest Expense	11,008	10,717	2.7%	21,736	22,538	-3.6%

Income Before Taxes	5,760	5,130	12.3%	10,804	7,667	40.9%
Provision for Income Taxes	1,523	1,331	14.4%	2,768	1,535	80.3%
Net Income	$4,237	$3,799	11.5%	$8,036	$6,132	31.1%

Tax Data
Tax-Exempt Muni Income	$733	$672	9.1%	$1,474	$1,291	14.2%
Interest Income - Fully Tax Equiv	$14,060	$13,436	4.6%	$27,393	$26,471	3.5%

Net Charge-Offs (Recoveries)	$57	$1,469	-96.1%	$392	$3,743	-89.5%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Basic Earnings per Share	$0.30	$0.27	11.1%	$0.57	$0.43	32.6%
Diluted Earnings per Share	$0.30	$0.27	11.1%	$0.56	$0.43	30.2%
Common Dividends	$0.08	$0.06	33.3%	$0.16	$0.12	33.3%

Wtd. Avg. Shares Outstanding	14,086,939	14,128,146		14,157,103	14,120,865
Wtd. Avg. Diluted Shares	14,212,532	14,227,335		14,291,359	14,211,910

Book Value per Basic Share (EOP)	$13.34	$12.38	7.8%	$13.34	$12.38	7.8%
Tangible Book Value per Share (EOP)	$12.95	$11.99	8.0%	$12.95	$11.99	8.0%

Common Shares Outstanding (EOP)	14,009,139	14,144,439		14,009,139	14,144,439

KEY FINANCIAL RATIOS	3-Month Period Ended:		6-Month Period Ended:
(unaudited)	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Return on Average Equity	9.13%	8.62%	8.75%	7.03%
Return on Average Assets	1.16%	1.09%	1.12%	0.89%
Net Interest Margin (Tax-Equiv.)	4.00%	4.04%	4.00%	4.00%
Efficiency Ratio (Tax-Equiv.)	64.06%	64.89%	66.96%	66.75%
Net C/O's to Avg Loans (not annualized)	0.01%	0.18%	0.05%	0.46%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Average Assets	$1,470,697	$1,398,890	5.1%	$1,443,689	$1,395,766	3.4%
Average Interest-Earning Assets	$1,335,188	$1,252,907	6.6%	$1,306,503	$1,248,183	4.7%
Avg Loans & Leases (net of def fees)	$858,572	$823,832	4.2%	$821,420	$816,273	0.6%
Average Deposits	$1,228,929	$1,157,984	6.1%	$1,202,639	$1,159,194	3.7%
Average Equity	$186,118	$176,769	5.3%	$185,258	$175,820	5.4%

Sierra Bancorp Financial Results

July 21, 2014

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	6/30/2014	12/31/2013	6/30/2013	Annual Chg
ASSETS
Cash and Due from Banks	$48,824	$78,006	$66,982	-27.1%
Securities and Fed Funds Sold	459,744	425,044	393,576	16.8%
Loans Held for Sale	-	105	523	-100.0%

Real Estate Loans	638,796	577,839	554,781	15.1%
Agricultural Production Loans	26,142	25,180	22,404	16.7%
Comm'l & Industrial Loans & Leases	101,348	103,262	103,192	-1.8%
Mortgage Warehouse Lines	106,157	73,425	104,204	1.9%
Consumer Loans	20,598	23,536	25,613	-19.6%
Gross Loans & Leases	893,041	803,242	810,194	10.2%
Deferred Loan Fees	1,393	1,522	1,237	12.6%
Loans & Leases Net of Deferred Fees	894,434	804,764	811,431	10.2%
Allowance for Loan & Lease Losses	(11,634)	(11,677)	(12,180)	-4.5%
Net Loans & Leases	882,800	793,087	799,251	10.5%

Bank Premises & Equipment	20,794	20,393	20,932	-0.7%
Other Assets	85,877	93,614	97,160	-11.6%
Total Assets	$1,498,039	$1,410,249	$1,378,424	8.7%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$351,757	$365,997	$357,540	-1.6%
Int-Bearing Transaction Accounts	366,924	282,721	277,913	32.0%
Savings Deposits	154,415	144,162	131,187	17.7%
Money Market Deposits	72,541	73,132	66,497	9.1%
Customer Time Deposits	292,490	298,167	311,879	-6.2%
Wholesale Brokered Deposits	8,000	10,000	10,000	-20.0%
Total Deposits	1,246,127	1,174,179	1,155,016	7.9%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	13,844	5,974	1,963	605.2%
Total Deposits & Int.-Bearing Liab.	1,290,899	1,211,081	1,187,907	8.7%

Other Liabilities	20,218	17,494	15,346	31.7%
Total Capital	186,922	181,674	175,171	6.7%
Total Liabilities & Capital	$1,498,039	$1,410,249	$1,378,424	8.7%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	6/30/2014	12/31/2013	6/30/2013	Annual Chg
Non-Accruing Loans	$29,236	$37,414	$42,309	-30.9%
Foreclosed Assets	4,498	8,185	10,834	-58.5%
Total Nonperforming Assets	$33,734	$45,599	$53,143	-36.5%

Performing TDR's (not incl. in NPA's)	$13,203	$15,239	$17,657	-25.2%

Non-Perf Loans to Gross Loans	3.27%	4.66%	5.22%
NPA's to Loans plus Foreclosed Assets	3.76%	5.62%	6.47%
Allowance for Ln Losses to Loans	1.30%	1.45%	1.50%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2014	12/31/2013	6/30/2013
Shareholders Equity / Total Assets	12.5%	12.9%	12.7%
Loans / Deposits	71.7%	68.4%	70.1%
Non-Int. Bearing Dep. / Total Dep.	28.2%	31.2%	31.0%

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